Exhibit 99.1

April 1, 2013	DCP Midstream Partners
	CONTACT:	Andrea Attel
	Phone:	303-605-1741
	24-Hour:	720-235-6433

DCP Midstream
	CONTACT:	Lisa Newkirk
	Phone:	303-605-1837
	24-Hour:	303-829-1953

DCP MIDSTREAM PARTNERS COMPLETES DROPDOWN OF INTERESTS

IN EAGLE FORD JOINT VENTURE FROM DCP MIDSTREAM LLC

DENVER, April 1, 2013 — DCP Midstream Partners LP (NYSE: DPM), or the Partnership, announced today it completed the previously announced dropdown from the owner of its general partner, DCP Midstream LLC (“DCP Midstream”), of an additional 47 percent interest in the Eagle Ford joint venture for $626 million. The transaction is immediately accretive. This brings the Partnership’s ownership interest in the Eagle Ford joint venture to 80 percent. The transaction is subject to certain customary closing conditions and working capital and other purchase price adjustments. DCP Midstream took 20 percent of the consideration in the Partnership’s common units. In conjunction with the transaction, DCP Midstream provided the Partnership with a three-year direct commodity price hedge for the additional 47 percent interest in the joint venture.

In addition, as part of the transaction the Partnership increased its ownership interest in the Goliad plant and associated infrastructure to 80 percent. The Goliad plant is a cryogenic processing plant with capacity of 200 million cubic feet per day that is under construction in the Eagle Ford joint venture; it is expected to be completed by the first quarter of 2014. The Partnership’s estimated total investment in this new plant is expected to be $230 million. The plant is supported by long-term producer agreements. DCP Midstream provided the Partnership with a 27-month hedge associated with this organic project, commencing in January 2014, for the additional 47 percent interest in the Goliad plant and related infrastructure.

With this announced dropdown, the incremental ownership in the Goliad plant and the completion of the wholly owned Eagle plant, the Partnership has over an 80 percent interest in one of the largest gathering and processing systems in the prolific Eagle Ford shale play.

Producers have favorable access to interstate and intrastate gas markets, and to the Sand Hills pipeline delivering natural gas liquids to Mont Belvieu, Texas, and Gulf Coast petrochemical markets.

The Eagle Ford integrated system includes:

•	five existing cryogenic processing plants with 760 MMcf/d processing capacity and approximately 6,000 miles of gathering systems,

•	three fractionators with approximately 36,000 barrels per day capacity,

•	production from more than 900,000 acres supported by acreage dedications or throughput commitments under long-term agreements,

•	the newly constructed, wholly owned Eagle plant with 200 MMcf/d of processing capacity, which is 100-percent fee-based, and

•	the Goliad plant, currently under construction, with 200 MMcf/d of processing capacity and a 27-month direct commodity price hedge provided by DCP Midstream.

The five existing plants and the Eagle and Goliad plants will result in 1.2 billion cubic feet per day of total processing capacity in the area and provide significant incremental cash flow for the Partnership to support continued distribution growth.

“The completion of this dropdown transaction will provide the Partnership with significant fee-based and direct-product hedged margins and is another great example of strong sponsorship from our general partner,” said Bill Waldheim, president of the Partnership. “The Eagle Ford integrated system will provide Eagle Ford producers one-stop service from the plant tailgate to the Gulf Coast market centers.”

DCP Midstream Partners LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners LP is managed by its general partner, DCP Midstream GP LLC, which is wholly owned by DCP Midstream LLC, a joint venture between Spectra Energy and Phillips 66. For more information, visit the DCP Midstream Partners LP website at www.dcppartners.com.

DCP Midstream LLC leads the midstream segment as the second-largest natural gas gatherer and processor, the largest natural gas liquids producer and one of the largest marketers in North America. DCP Midstream operates in 18 states across major producing regions. The company is a 50:50 joint venture between Spectra Energy and Phillips 66. It owns the general partner of DCP Midstream Partners LP, a master limited partnership, and provides operational and administrative support to the partnership. DCP Midstream is the largest oil and gas company and the largest private company in Denver, the city of its headquarters, and is the Top Company Winner for Energy/Natural Resources in Colorado as recognized by ColoradoBiz. For more information, visit the DCP Midstream website at www.dcpmidstream.com.

This press release may contain forward-looking statements as defined under the federal securities laws, including projections, estimates, forecasts, plans, and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties, and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, DCP Midstream Partners’ actual results may vary materially from what management anticipated, estimated, projected, or expected. Other key risk factors that may have a direct bearing on DCP Midstream Partners’ results of operations and financial condition are described in detail in DCP Midstream Partners’ periodic reports filed with the Securities and Exchange Commission. Investors are encouraged to closely consider the disclosures and risk factors contained in DCP Midstream Partners’ reports filed from time to time with the Securities and Exchange Commission. DCP Midstream Partners undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

# # #